Filed Pursuant to Rule 433

Registration No. 333-181223

Motorola Solutions, Inc.

$400,000,000 3.500% Senior Notes due 2021

Final Term Sheet

Issuer:	Motorola Solutions, Inc.
Title of Security:	3.500% Senior Notes due 2021
Ratings:	Moody’s:	Baa2 (Stable)
	S&P:	BBB (Stable)
	Fitch:	BBB (Stable)
Trade Date:	August 12, 2014
Settlement Date:	August 19, 2014 (T+5)
Aggregate Principal Amount:	$400,000,000
Maturity:	September 1, 2021
Coupon:	3.500% per year
Issue Price:	98.789% of principal amount
Benchmark Treasury:	2.250% due July 31, 2021
Benchmark Treasury Price and Yield:	100-31+; 2.097%
Spread to Benchmark Treasury:	T + 160 basis points
Yield to Maturity:	3.697%
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, commencing March 1, 2015
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 25 basis points
CUSIP:	620076BD0
ISIN:	US620076BD08
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. RBS Securities Inc. Santander Investment Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, Deutsche Bank Securities Inc. at 800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322.

Motorola Solutions, Inc.

$600,000,000 4.000% Senior Notes due 2024

Final Term Sheet

Issuer:	Motorola Solutions, Inc.
Title of Security:	4.000% Senior Notes due 2024
Ratings:	Moody’s:	Baa2 (Stable)
	S&P:	BBB (Stable)
	Fitch:	BBB (Stable)
Trade Date:	August 12, 2014
Settlement Date:	August 19, 2014 (T+5)
Aggregate Principal Amount:	$600,000,000
Maturity:	September 1, 2024
Coupon:	4.000% per year
Issue Price:	98.054% of principal amount
Benchmark Treasury:	2.500% due May 15, 2024
Benchmark Treasury Price and Yield:	100-16+; 2.440%
Spread to Benchmark Treasury:	T + 180 basis points
Yield to Maturity:	4.240%
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, commencing March 1, 2015
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 30 basis points
CUSIP:	620076BF5
ISIN:	US620076BF55
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. RBS Securities Inc. Santander Investment Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, Deutsche Bank Securities Inc. at 800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322.

Motorola Solutions, Inc.

$400,000,000 5.500% Senior Notes due 2044

Final Term Sheet

Issuer:	Motorola Solutions, Inc.
Title of Security:	5.500% Senior Notes due 2044
Ratings:	Moody’s:	Baa2 (Stable)
	S&P:	BBB (Stable)
	Fitch:	BBB (Stable)
Trade Date:	August 12, 2014
Settlement Date:	August 19, 2014 (T+5)
Aggregate Principal Amount:	$400,000,000
Maturity:	September 1, 2044
Coupon:	5.500% per year
Issue Price:	99.881% of principal amount
Benchmark Treasury:	3.625% due February 15, 2044
Benchmark Treasury Price and Yield:	106-29+; 3.258%
Spread to Benchmark Treasury:	T + 225 basis points
Yield to Maturity:	5.508%
Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1, commencing March 1, 2015
Make-Whole Call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 35 basis points
CUSIP:	620076BE8
ISIN:	US620076BE80
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. RBS Securities Inc. Santander Investment Securities Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 800-831-9146, Deutsche Bank Securities Inc. at 800-503-4611, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322.